Exhibit 10.1

October 19, 2015

Sherman L. Black

[address]

[address]

Dear Sherman:

This letter (“Agreement”) describes our agreement regarding the separation of your employment with Qumu Corporation (“Qumu” or the “Company”), effective November 2, 2015 and to specify the terms of the general release you are obligated to provide pursuant to Section 1(c) of the Letter Agreement between you and the Company dated February 21, 2013 (the “Letter Agreement”).

Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Letter Agreement.

1.                   Separation of Employment; Resignation as Director.  Effective October 19, 2015, you will be a non-executive officer employee of the Company. Beginning on October 20, 2015, you will begin vacation and use your accrued vacation time over consecutive working days through November 2, 2015. Your employment with the Company will end effective November 2, 2015 without further action by either you or Qumu. For the purposes of the Letter Agreement, the separation of your employment effective November 2, 2015 will be considered a termination without Cause. You also resign as a director of the Company effective October 19, 2015 and have deliver a resignation letter to the Chairman of the Board to that effect. Until November 2, 2015, you will remain an employee at will, subject to the Letter Agreement. Qumu will pay any vacation accrued and unused as of the date of your termination of employment in accordance with its policies.

2.                   Severance and Benefits.  The Company will pay to you the severance and provide the other benefits described in Section 1(a) of the Letter Agreement only if you sign and deliver, following the termination of your employment but on or before the 21st day thereafter (for example, if your employment is terminated November 2, 2015 as provided above, following November 2, 2015 but on or before November 23, 2015) and you do not rescind or revoke, a release of claims attached to this Agreement as Exhibit A (the “Release”). You agree that the amount to be provided under Section 1(a)(i) of the Letter Agreement is $337,500, less applicable deductions and withholding, and the amount to be provided under Section 1(a)(ii) of the Letter Agreement is $295,268, less applicable deductions and withholding. The payments of the amounts specified in Section 1(a)(i)-(ii) of the Letter Agreement will begin with the first payroll with a cutoff date following the date of expiration of any right you have to rescind or revoke the properly executed, delivered and accepted Release. In addition, and contingent upon you signing and delivering the Release and not rescinding or revoking the Release, Qumu will pay for the cost of one Mayo Clinic Executive Health Physical for you in accordance with its past practices, which must be taken between today and the one year anniversary of the date of termination of your employment.

In consideration for the benefits outlined above, you agree to the following:

3.                   Consideration Period.  You may review this Agreement with an attorney of your choosing and are hereby advised to do so. You have 21 calendar days from the date you receive this Agreement to consider whether you wish to sign it. You acknowledge that if you sign this Agreement before the end of the 21 calendar day period, it is your voluntary decision to do so, and you waive the remainder of the 21 calendar day period.

4.                   Confidentiality Agreement.  You acknowledge and agree that the Nondisclosure and Noncompetition Agreement dated as of the date hereof by and between the Company and you (the “Confidentiality Agreement”) remains in full force and effect and you affirm your continuing obligations to the Company under the Confidentiality Agreement.

5.                   Non-Disparagement.  You agree you will not defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents. The Company will direct its officers and directors not to defame or disparage your reputation or character. Nothing in this Section will be construed to limit or restrict you or the Company from taking any action that such party in good faith reasonably believes is necessary to fulfill such party’s fiduciary obligations to the Company or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

This Agreement shall not in anyway be construed as an admission by Qumu of any liability or unlawful conduct whatsoever.

In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the state of Minnesota, other than its law dealing with conflicts of law.

No amendment or modification of this Agreement will be effective unless made in writing and signed by you and Qumu. This Agreement, the Confidentiality Agreement, the Letter Agreement, any written stock option agreements and restricted stock award agreements to which you and the Company are parties, and the employee benefit plans sponsored by the Company in which you are a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth or referenced explicitly in this Agreement, such other agreements or such other plans are intended by either party to be legally binding. You are not eligible for any other payment or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind the Release.

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By signing this Agreement, you acknowledge that you have read this Agreement, including the Release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily and knew that you could consult with any attorney regarding this Agreement.

If you agree to the terms and conditions of this Agreement, please sign and return the signed Agreement to me, keeping a copy for yourself.

Sincerely,

Qumu Corporation

By:	/s/ Robert F. Olson
Robert F. Olson Chairman of the Board of Directors

I, Sherman L. Black have read and understand and agree to the terms and conditions set forth above and have signed this Agreement dated October 19, 2015 voluntarily and with full knowledge and understanding of its meaning.

Dated October 19, 2015

/s/ Sherman L. Black
Sherman L. Black

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EXHIBIT A

RELEASE BY SHERMAN L. BLACK

THIS RELEASE AGREEMENT (the “Release Agreement” or the “Release”) is entered into as of the date indicated below by Sherman L. Black for the benefit of Qumu and the Company (each as defined below).

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.
B.	Qumu means Qumu Corporation, any company related to Qumu Corporation in the present or past (including, without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Qumu Corporation.
C.	Company means Qumu; the present and past officers, directors, committees, shareholders, and employees of Qumu; any company providing insurance to Qumu in the present or past; the present and past employee benefit plans sponsored or maintained by Qumu and the present and past fiduciaries of such plans; the attorneys for Qumu; and anyone who acted on behalf of Qumu or on instructions from Qumu.
D.	Agreements means the Letter Agreement between Qumu and me dated as of February 21, 2013 and the Letter Agreement between Qumu and me dated as of October 19, 2015.
E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with Qumu or the termination of that employment, or otherwise, including, without limitation, all claims arising out of or relating to the Company’s Offer Letters to me dated January 28, 2009 and November 4, 2009, the long-term incentive program and related long-term incentive bonus agreement dated February 21, 2013 between me and the Qumu, and the Company’s short-term cash incentive compensation plan for 2015;
2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;
3.	all claims I may have for wages, bonuses, deferred compensation, commissions, penalties, vacation pay, separation pay and/or benefits, defamation, improper discharge or retaliation (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Older Workers Benefit Protection Act and Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any claim for discrimination, harassment, retaliation, or reprisal based on a protected class under local, state or federal law.

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4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
5.	all claims for compensation of any kind, including without limitation, base salary, bonuses, commissions, incentive compensation (whether payable in cash or equity and whether performance or time based), equity compensation of any kind (including stock options or restricted stock), vacation pay, perquisites, relocation expenses, and expense reimbursements;
6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;
7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and
8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims does not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of the Agreements; any rights I have under any written stock option or restricted stock award agreement with Qumu; my right to benefits under any employee benefit plan sponsored by Qumu in which I am currently a participant; or any rights that I may have to indemnification from Qumu as a current or former officer, director, or employee of Qumu, including without limitation indemnification rights under applicable laws, the Articles of Incorporation or Bylaws of Qumu, or any liability insurance policy maintained by Qumu.

Not withstanding the foregoing, I understand that nothing contained in this Release Agreement shall be construed to prohibit me from seeking recourse through a government agency exercising any rights that are not allowed to be released by law or to testify, assist, or participate in an investigation, hearing or proceeding conducted by a state or federal governmental agency regarding a charge or claim of alleged discrimination, harassment or retaliation filed with the governmental agency. I understand, however, that this Release includes a release of my right to file a court action or to seek individual remedies or damages in any court action filed by any such government agency and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief awarded by any governmental agency.

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Further, I understand that nothing contained in this Release shall prevent me from providing a copy of this Release to a human rights agency including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), to demonstrate that I have knowingly and voluntarily executed a general release of claims or from providing information to the EEOC or any similar government agency regarding any employee disputes (including, but not limited to, my own).

Agreement to Release My Claims.  I acknowledge that I will receive consideration from Qumu as set forth in the Agreements if I sign and do not rescind or revoke this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Qumu if I did not sign this Release or if I rescinded or revoked this Release. In exchange for that consideration, I hereby release, agree not to sue, and forever discharge the Company from all of My Claims to the full extent allowed by law. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair consideration for the release of My Claims.

Additional Agreements and Understandings.  Even though Qumu will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release.  I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so and I waive any remaining days in the 21-day period.

My Right to Rescind/Revoke this Release.  I understand that I have the right to revoke this Release within 7 calendar days of signing this Release to reinstate federal claims under the Age Discrimination in Employment Act and that I have the right to rescind this Release within 15 calendar days of signing this Release to reinstate claims arising under the Minnesota Human Rights Act. This Release will not become effective or enforceable unless and until the 7-day or 15-day revocation or rescission period has expired without my revoking or rescinding it.

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Procedure for Accepting or Rescinding/Revoking the Release.  To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Qumu by hand or by mail no later than the last day of the 21-day period that I have to consider this Release. To rescind or revoke my acceptance of this Release, I must deliver a written, signed statement that I rescind or revoke my acceptance to Qumu by hand or by mail within the applicable rescission or revocation period. All deliveries must be made to Qumu at the following address:

Chief Financial Officer
Qumu Corporation
510 1st Avenue North, Suite 305

Minneapolis, MN 55403

If I choose to deliver my acceptance or the rescission/revocation of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and
(2)	properly addressed to Qumu at the address stated above.

Interpretation of the Release.  This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations.  I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Qumu. No child support orders, garnishment orders, or other orders requiring that money owed to me by Qumu be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreements. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreements to be legally binding.

Sherman L. Black

Date

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